Exhibit (h)(124)

AMENDMENT TO JANUS INVESTMENT FUND

ADMINISTRATION AGREEMENT

JANUS HENDERSON GOVERNMENT MONEY MARKET FUND

THIS AMENDMENT is made this 1st day of February, 2020, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”) and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).

WITNESSETH:

WHEREAS, JCM and the Trust, on behalf of Janus Henderson Government Money Market Fund (the “Fund”), are parties to an Administration Agreement dated July 1, 1997, as amended June 14, 2006, February 23, 2007, July 6, 2009, February 16, 2010, and June 5, 2017 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

WHEREAS, pursuant to Section 9 of the Agreement, the Agreement may be amended by the parties only if such amendment is in writing and signed by the parties to the Agreement; and

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

1.        Appendix A of the Agreement shall be deleted in its entirety and replaced with the attached.

2.        The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

3.        This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC		JANUS INVESTMENT FUND

By:	/s/ Brennan Hughes	By:	/s/ Jesper Nergaard
	Brennan Hughes		Jesper Nergaard
	Senior Vice President, Chief Accounting Officer and Treasurer		Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer

APPENDIX A

In accordance with Section 4 of this Agreement, the Fund shall compensate JCM for services provided to each Class of the Fund in accordance with the following schedule:

JANUS HENDERSON GOVERNMENT MONEY MARKET FUND – CLASS D SHARES will pay to JCM for its administrative services a monthly fee, payable on the last day of each month during which or part of which this Agreement is in effect, of 1/365 of 0.36% of the closing aggregate net asset value of the shares of each such Class for each day of such month.

JANUS HENDERSON GOVERNMENT MONEY MARKET FUND – CLASS T SHARES will pay to JCM for its administrative services a monthly fee, payable on the last day of each month during which or part of which this Agreement is in effect, of 1/365 of 0.38% of the closing aggregate net asset value of the shares of each such Class for each day of such month.

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